Exhibit 99.1

PRESS RELEASE	Franklin Street Properties Corp.
401 Edgewater Place • Wakefield, Massachusetts 01880	(781) 557-1300 • www.franklinstreetproperties.com
Contact: Investor Relations - 877-686-9496

FOR IMMEDIATE RELEASE

FRANKLIN STREET PROPERTIES CORP. ANNOUNCES

NEW LEASE WITH TARGET CORPORATION AT

50 SOUTH TENTH STREET, MINNEAPOLIS, MINNESOTA

WAKEFIELD, MA, -- March 1, 2012 -- Franklin Street Properties Corp. (“FSP”, “our” or “we”) (NYSE Amex: FSP), an investment firm specializing in real estate, today announced that, based upon the Current Report on Form 8-K (the “SEC Filing”) filed by FSP 50 South Tenth Street Corp. (the “Company”) with the U.S. Securities and Exchange Commission earlier today, the Company has extended and expanded Target Corporation’s lease of space at the Company’s property located at 50 South Tenth Street, Minneapolis, Minnesota. According to the SEC Filing, Target Corporation will now effectively lease 100% of that property’s office space (449,233 rentable square feet) through March 31, 2030 with no early termination rights.

On December 29, 2011, FSP made a two-year bridge loan to the Company for up to $106.2 million (the “Loan”). The Loan includes a term loan component in the amount of $76.2 million, all of which was funded on December 29, 2011 and used to repay the Company’s loan in the same amount from Bank of America, N.A. in full. The Loan also includes a revolving line of credit component that shall not at any time exceed $30 million. The proceeds of the revolving line component of the Loan are to be used for lender-approved tenant improvement costs, leasing commissions and other incentives necessary to lease space at the property. According to the SEC Filing, the Company intends to utilize the full amount of the revolving line component of the Loan to pay leasing costs associated with the lease. Assuming that is the case, FSP’s investment in the 50 South Tenth Street property will be $106.2 million. In addition, according to the SEC Filing, the Company intends to explore and consider long-term permanent mortgage financing and/or a possible sale of the property.

George J. Carter, President and Chief Executive Officer of FSP said, “We are pleased to hold the first mortgage at 50 South Tenth Street. We believe that it is one of the best properties in the Minneapolis central business district and the decision by Target Corporation to maintain such a significant, long-term presence at the property further reinforces our belief.”

This press release, along with other news about FSP, is available on the Internet at www.franklinstreetproperties.com. We routinely post information that may be important to investors in the Investor Relations section of our website. We encourage investors to consult that section of our website regularly for important information about us and, if they are interested in automatically receiving news and information as soon as it is posted, to sign up for E-mail Alerts.

About Franklin Street Properties Corp.

Franklin Street Properties Corp., based in Wakefield, Massachusetts, is focused on achieving current income and long-term growth through investments in commercial properties. The majority of FSP's property portfolio is suburban office buildings, with select investments in certain central business district properties. FSP is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust (REIT) for federal income tax purposes. To learn more about FSP please visit our website at www.franklinstreetproperties.com.

About FSP 50 South Tenth Street Corp.

FSP 50 South Tenth Street Corp. was organized in 2006 as a Delaware corporation to purchase, own and operate the property located at 50 South Tenth Street, Minneapolis, Minnesota. Franklin Street Properties Corp. holds the sole share of FSP 50 South Tenth Street Corp.’s common stock. Between November 2006 and January 2007, FSP Investments LLC (member, FINRA and SIPC), a wholly-owned subsidiary of Franklin Street Properties Corp., completed the sale on a best efforts basis of 700 shares of preferred stock in FSP 50 South Tenth Street Corp. FSP Investments LLC sold the preferred stock in a private placement offering to "accredited investors" within the meaning of Regulation D under the Securities Act of 1933. In addition, FSP Property Management LLC, a wholly-owned subsidiary of Franklin Street Properties Corp., provides on-going asset management and financial reporting services to FSP 50 South Tenth Street Corp. for a fee. FSP 50 South Tenth Street Corp. operates in a manner intended to qualify as a REIT for federal income tax purposes. FSP 50 South Tenth Street Corp. is a public reporting company and all of its filings with the U.S. Securities and Exchange Commission are available at www.sec.gov.

Forward-Looking Statements

Statements made in this press release that state FSP’s or management’s intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, economic conditions in the United States, disruptions in the debt markets, economic conditions in the markets in which we own properties, risks of a lessening of demand for the types of real estate owned by us, changes in government regulations, geopolitical events and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. See the “Risk Factors” set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, as the same may be updated from time to time in subsequent filings with the U.S. Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

####